EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACTS: Marty Hughes
Redwood Trust, Inc.	Harold Zagunis
Thursday, August 24, 2006	(415) 389-7373

NEW RESPONSIBILITIES FOR TWO OF REDWOOD’S SENIOR EXECUTIVES

MILL VALLEY, California — August 24, 2006 — (BUSINESS WIRE) — Redwood Trust, Inc. (NYSE:RWT) today announced a shift in the primary responsibilities of two of its senior executives. Martin S. Hughes has been elected as Chief Financial Officer. Harold F. Zagunis, Redwood’s CFO for the last six years, will continue as a Vice President and will focus on business initiatives and risk management.

Mr. Zagunis has served in a variety of capacities at Redwood since he joined the company in 1995. He has served as Redwood’s CFO since 2000. Mr. Zagunis is now changing his focus and will be addressing a variety of internal and external business opportunities going forward. One of his primary responsibilities will be overseeing the business risks and asset/liability issues of our business as a whole.

Doug Hansen, Redwood’s President, said: “As CFO, Harold has facilitated the growth and development of Redwood’s businesses in more ways than can be counted. He has been instrumental in maintaining our commitment to having a strong balance sheet, and to providing investors with fair, accurate, and transparent communications. I look forward to continuing to work with him, tackling a different set of issues. His talents will now be focused more explicitly on helping Redwood generate increased profits and cash flow.”

Mr. Hughes served as Redwood’s CFO in 1999 and 2000 after a long career in financial services and business management that included serving as CFO of North American Mortgage Company from 1992 to 1998. From 2000 to 2004, he served as President and CFO of Paymap. Mr. Hughes rejoined Redwood in 2005 to lead our business development efforts and to oversee our IT group. On August 23, 2006, Mr. Hughes was elected as CFO, Treasurer, and Corporate Secretary of Redwood. He has assumed responsibility for Redwood's finance, treasury, and accounting activities and will continue to lead Redwood’s business development and IT efforts.

“Marty has been successful in a wide variety of business roles in his career, and he has provided leadership and initiative on a wide variety of issues since rejoining Redwood last year,” said Mr. Hansen. “I am very pleased that he has agreed to serve as our CFO going forward. This is a crucial role at Redwood. Marty’s dedication, experience, and leadership will allow him to assume these new responsibilities while also continuing to lead our new business development efforts.”

Mr. Hansen continued, “We believe that we have many opportunities to evolve and expand our businesses over time. We will best be able to address these opportunities, and also to address the challenges that will arise, by having an experienced group of senior executives that work together as a team. Harold and Marty are exemplary contributors and team members. We have benefited greatly from their efforts, and I know we will continue to benefit from their dedication to Redwood in their new roles.”

Established in 1994, Redwood Trust, Inc. is a specialty finance company that invests in real estate assets. Through investing in credit-enhancement securities, Redwood credit-enhances $252 billion of residential and commercial real estate loans. Redwood also invests in a variety of other residential and commercial real estate assets.

For additional information, please visit the company’s website: www.redwoodtrust.com.

CAUTIONARY STATEMENT: This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including the words “anticipated,” “estimated,” “should,” “expect,” “believe,” ”intend,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our 2005 Annual Report on Form 10-K under Item 1A “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission, including Forms 10-K, 10-Q, and 8-K. Important factors that may impact our actual results include changes in interest rates and market values; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the level of liquidity in the capital markets as it affects our ability to finance our real estate asset portfolio; and other factors not presently identified. In light of these risks, uncertainties, and assumptions, the forward-looking events mentioned in, discussed in, or incorporated by reference into this press release might not occur. Accordingly, our actual results may differ from our current expectations, estimates, and projections. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.